UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 29, 2026

Hilton Grand Vacations Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida 32835
(Address of principal executive offices, including zip code)

(407) 722-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2026, Hilton Grand Vacations Inc. (the “Company”) announced that Mr. Dustin Tonkin, the Company’s Executive Vice President and Chief Sales & Marketing Officer, would be separating from the Company, effective as of April 1, 2027 (the “Separation Date”). In connection with the separation, the parties entered into a separation agreement, a copy of which is filed herewith as Exhibit 10.1. The separation agreement replaces and supersedes the severance agreement between the Company and Mr. Tonkin in its entirety.

Pursuant to the terms of the separation agreement, Mr. Tonkin will be entitled to receive the following separation benefits: (a) a cash amount equal to two times the sum of his 2026 annual base salary and 2026 target short-term incentive cash bonus; (b) 2027 short-term incentive cash bonus prorated through the Separation Date based on actual performance; (c) monthly premiums for coverage under COBRA for up to eighteen (18) months following the Separation Date; and (d) monthly costs of continued basic life insurance coverage for twelve (12) months following the Separation Date. The foregoing separation benefits are substantially the same as the severance benefits to which Mr. Tonkin would have been entitled on the basis of a qualifying termination pursuant to the severance agreement previously entered into between the Company and Mr. Tonkin and that were described in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 17, 2026.

To facilitate an orderly transition for his successor, the Company and Mr. Tonkin have agreed, as part of the separation agreement, for Mr. Tonkin to remain employed until the Separation Date. Until the Separation Date, he will continue to receive his current base salary and remain eligible to participate in the 2026 annual short-term incentive plan, and his existing equity awards will continue to vest in accordance with the applicable equity award agreements, subject to any earlier termination. The Company has agreed to extend the period that he has to exercise his vested stock options to purchase the Company’s common stock to twenty-four (24) months from the Separation Date.

Similar to the original severance agreement, the separation agreement includes customary restrictive covenants, including non-competition and non-solicitation of employees, that will apply for two (2) years following the Separation Date. Mr. Tonkin’s receipt of the separation benefits described above are subject to compliance with these restrictive covenants and his execution, delivery and non-revocation of a general release and waiver of claims against the Company.

This summary is qualified in its entirety by reference to the full text of the separation agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. In addition, a copy of the press release related to the separation announcement referenced above is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01
Other Events.

On October 29, 2026, in the same press release announcing the separation described above under Item 5.02 of this Current Report on Form 8-K, the Company announced the promotion and appointment of Mr. Michael Riley as its Executive Vice President and Chief Sales & Marketing Officer. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01
Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated as of October 29, 2026.
99.1	Press Release of Hilton Grand Vacations Inc.
104	Cover page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

	By:	/s/ Charles R. Corbin
Charles R. Corbin
Senior Executive Vice President, General Counsel & Corporate Operations

Date: October 29, 2026